Exhibit 10.1
[Non-ESTIP Awards]
PetSmart, Inc.
2011 Performance Share Unit Program
Approved: March 22, 2011
Capitalized terms used herein but not defined shall have the meanings set forth in the PetSmart, Inc. 2006 Equity Incentive Plan or Performance Share Unit Grant Notice and Performance Share Unit Agreement, as applicable.
The number of Performance Share Units awarded to Participants under the 2011 Performance Share Unit Program (the “Program”) will be determined by the Company’s Compensation Committee or its designee (the “Committee”), subject to the conditions set forth below (the “Performance Conditions”).
The Performance Conditions for a target award of the Performance Share Units shall be satisfied upon the earlier of the Participant’s continuous employment through:
(i)	the date of a “Change of Control Transaction,” or

(ii)	attainment of “earnings before taxes” as determined by the Committee (the “Performance Criteria”) as calculated from the Company’s audited financial statements for the 2011 fiscal year performance period (the “Performance Period”) applicable to the PSU Grant.
The number of Performance Share Units awarded due to attainment of the Performance Criteria will be determined in accordance with the following level of actual performance.

Percentage of Target Number
of Performance Share Units
Level of Performance Criteria Achieved	to be Awarded
At or below minimum performance level	50%
At target performance level	100%
At maximum performance level	150%
If actual performance is equal to or less than the minimum level of Performance Criteria, 50% of the Performance Share Units will be awarded.
Between 50% and 150% of the Target Number of Performance Share Units will be awarded if actual performance is at least equal to the minimum but not greater than the maximum level of the Performance Criteria, with linear interpolation for achievement falling between the minimum and target, and target and maximum performance levels, respectively, rounded up to the next whole number of Performance Share Units. For example, if we achieve the target performance level, the target number of Performance Share Units will be awarded. If earnings before taxes results are halfway between the minimum and target performance levels, 75% of the Target Number of Performance Share Units will be awarded. Similarly, if performance results are halfway between the target and maximum performance levels, each participant will receive 125% of the target number of the Performance Share Units.
If actual performance is equal to or greater than the maximum Performance Criteria, 150% of Target Number of Performance Share Units will be awarded.
Miscellaneous Provisions
Participation in the Program shall not alter in any way the at will nature of the Company’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice.